Exhibit 10.7.2
First Amendment To The Cardinal Health, Inc.
Amended and Restated Management Incentive Plan
     This First Amendment to the Amended and Restated Management Incentive Plan is adopted effective as of July 1, 2007, pursuant to resolutions of the Human Resources and Compensation Committee of the Board of Directors (the “Committee”) of Cardinal Health, Inc., an Ohio corporation, adopted during a meeting held on August 7, 2007. Section 9 of the Amended and Restated Management Incentive Plan (“Plan”) provides that the Committee may amend the Plan at any time and that shareholder approval of such amendment will be required only if required by Applicable Law, as defined in the Plan. In accordance with this authority, the Plan is hereby amended, effective as of July 1, 2007, to revise the conditions under which Participants in the Plan may qualify for a prorated payment for a Performance Period following a termination of employment during such Performance Period. Terms capitalized herein shall have the meaning ascribed to them in the Plan unless a different meaning is clearly specified herein.
     I. Article 2 of the Plan, “Definitions,” is hereby amended by renumbering the existing Section 2.18 as Section 2.19, and by the addition of a new Section 2.18 and a new Section 2.20, reading as follows:
     2.18 “Retirement” means termination of employment by a Participant (other than by reason of death or Disability and other than in the event of Termination for Cause) from the Company and its subsidiaries after attaining age fifty-five (55) and having at least ten (10) years of continuous service with the Company and its subsidiaries, including service with a subsidiary of the Company prior to the time that such subsidiary became a subsidiary of the Company. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.
     2.20 “Termination for Cause” means, unless otherwise determined by the Administrator, termination of employment from the Company and its subsidiaries on account of any act of fraud or intentional misrepresentation or embezzlement, misappropriation or conversion of assets of the Company or any subsidiary, or the intentional and repeated violation of the written policies or procedures of the Company, provided that for an Employee who is party to an individual severance or employment agreement defining Cause, except as may be provided in such agreement, “Cause” shall have the meaning set forth in such agreement. For purposes of this Plan, a Participant’s termination of employment shall be deemed to be a Termination for Cause if, after the Participant’s employment has terminated, facts and circumstances are discovered that would have justified, in the opinion of the Administrator, a Termination for Cause.
     II. The first sentence of Section 5.1 is hereby revised to read as follows: Each Participant’s Final Bonus shall be paid in cash, in one lump sum, subject to applicable tax and other authorized withholdings, on the last regular business day occurring on or before the 15th day of the third month after the end of each Performance Period.
     III. Sections 6.1, 6.2 and 6.3 of Article 6, “Termination of Employment,” are hereby amended and restated in their entirety to read as follows:
     6.1. Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment is terminated by reason of Retirement, death or Disability during the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein shall be reduced to reflect participation prior to termination only. The Final Bonus, if any, shall be prorated based upon the length of time that the Participant was employed by the Company during the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. The Final Bonus thus determined shall be paid as soon as practicable and reasonable following the end of the Performance Period in which employment termination occurs, and shall be made at the same time payments are made to Participants who did not terminate employment during the applicable Performance Period. The right of the Participant to receive any payment under this Plan will pass to the Participant’s estate in the event of the Participant’s death.
     6.2. Involuntary Termination of Employment (Not Retirement Eligible). If the employment of a Participant is terminated by the Company (other than as a Termination for Cause) during the fourth quarter of the applicable Performance Period, the Final Bonus determined in accordance with Section 4.4 herein shall be reduced to reflect participation prior to termination only. The Final Bonus, if any, shall be prorated based upon the length of time that the Participant was employed by the Company during the Performance Period.
     6.3. Termination of Employment for Other Reasons. In the event a Participant’s employment is terminated before the fourth quarter of the Performance Period for a reason other than due to Retirement, death, or Disability, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited unless otherwise determined by the Administrator in its sole discretion. If a Participant terminates employment for any other reason prior to the date the Final Bonus, if any, is paid, all of the Participant’s rights to any Final Bonus for that Performance Period shall be forfeited. Except as provided in Sections 6.1 and 6.2, only Participants who are, as of the date the Final Bonus, if any, is paid, either current, active Employees or current Employees who are on a leave of absence authorized by the Company shall be entitled to any Final Award earned for the Performance Period.
     IV. All other terms and provisions of the Plan shall remain unchanged.

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